UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported):    October 17, 2005

TECHNOCONCEPTS, INC.

 (Exact name of Company as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	333-90682 (Commission File Number)	84-1605055 (IRS Employer Identification No.)

 6060 Sepulveda Blvd., Suite 202, Van Nuys, CA  91411

(Address of principal executive offices)       (Zip Code)

Company's telephone number, including area code     (818) 988-3364

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the  Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01  COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On October 17, 2005, TechnoConcepts, Inc. (the "Company"), through its wholly-owned subsidiary, Asante Acquisition Corp. (“Acquisition Corp.”) completed a Reorganization with RegalTech Inc.( “RegalTech”), a publicly traded Delaware corporation. The Reorganization provided for the merger of Acquisition Corp. and RegalTech, pursuant to the companies’ Agreement and Plan of Reorganization dated August 31, 2005.  RegalTech’s name was changed to Asante Networks, Inc. (“Asante Networks”) and is trading on the pink sheets under the ticker symbol “ASTN”.

In connection with the merger, the Company received 15,000 shares of Series A Nondilutable Convertible Preferred Stock (the “Preferred Stock”) of Asante Networks, which when converted will represent approximately eight-five percent (85%) of the outstanding shares of Asante Networks.  Each share of Preferred Stock may be converted at any time after October 1, 2006 for 10,000 shares of Common Stock. The Company, as the holder of the Preferred Stock shall have the same voting rights with respect to the business, management and affairs of Asante Networks as if the Preferred Stock were converted to shares of Common Stock on the record date. The Preferred Stock bears dividends at an annual rate of $10.00 per share.  In addition, Asante Networks has effected a 10 for 1 forward split of its common shares.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(c)

Exhibits

Exhibit Number              Description

2.01

Agreement and Plan of Reorganization by and between RegalTech Inc. and Asante Acquisition Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 21, 2005

TECHNOCONCEPTS, INC.

 (Registrant)

By: /s/Michael Handelman

Michael Handelman

Chief Financial Officer

EXHIBIT INDEX

Exhibit Number         Description

2.01

Agreement and Plan of Reorganization by and between RegalTech Inc. and Asante Acquisition Corp.